UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2003

ITC^DELTACOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive West Point, Georgia	31833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 385-8000

Not applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

Settlement of Southern Telecom Litigation. On November 21, 2003, ITC^DeltaCom, Inc. (the “Company”) settled its previously-reported legal proceedings arising out of its rights-of-way agreement with Southern Telecom, Inc. (“Southern Telecom”) and Southern Telecom’s affiliates. In accordance with the settlement agreement, the Company has paid $20,975,000 to Southern Telecom to settle the proceedings. As part of the settlement, Southern Telecom has dismissed its claims against the Company and has released the Company from any and all claims that were asserted in the legal proceedings or that may have arisen as a result of any “change of control” of the Company, as defined in the rights-of-way agreement, that may have occurred before the settlement. The settlement has resulted in a reduction of approximately $9.5 million in the Company’s capital lease obligations.

As previously reported, the Company has obtained a portion of its rights-of-way under a Revised and Restated Fiber Optics Facilities and Services Agreement, dated as of June 9, 1995, as amended, between the Company and Southern Telecom, on behalf of itself and as agent for the other parties specified in the agreement. The agreement provides for significant annual fixed payments by the Company through 2020. Upon the occurrence of events specified in the agreement, including a “change of control” of the Company, as defined in the agreement, these annual fixed payments will terminate and the Company will be required to make a one-time payment. The amount of this one-time payment is specified to be approximately $19.7 million if such an event occurs before August 1, 2003 and approximately $21.5 million if such an event occurs during the one-year period beginning on August 1, 2003.

As previously reported, on January 24, 2003, Southern Telecom filed a civil action against the Company in the Circuit Court of Troup County, Georgia, alleging that the Company had breached the Southern Telecom agreement by failing to make payments to Southern Telecom of $123,288 by November 29, 2002 and $19,615,178 by January 28, 2003, for a total of approximately $19.7 million, that were triggered by an alleged change of control of the Company, as that term is defined in the agreement. Southern Telecom had contended that a change of control occurred on October 29, 2002, when the Company’s plan of reorganization under Chapter 11 of the United States bankruptcy code became effective. In its answer to the complaint, the Company denied that a change of control, as defined in the agreement, had occurred and further denied that the amounts claimed by Southern Telecom were due under the agreement. Prior to the settlement, based on its informal discussions with Southern Telecom, the Company had expected that Southern Telecom would amend its complaint to allege that the consummation of the Company’s acquisition of BTI Telecom Corp. and related transactions on October 6, 2003 constituted an additional event resulting in a change of control under the agreement.

Prior to the settlement, the Company had vigorously contested its liability to pay any amounts under the change-of-control provisions of the agreement. The

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Company agreed to settle this matter to avoid the cost and expense of additional litigation and the risk inherent in any litigation.

Under its credit facility agreements, the Company was required to maintain restricted cash and cash equivalents in an amount of $19.25 million for use solely to pay any amounts for which it may be liable upon the occurrence of any change of control under the Southern Telecom agreement. These funds were applied to the settlement payment. The Company has no further obligation to make any of the annual payments or the one-time payment under the agreement.

A copy of the settlement agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the settlement agreement is qualified in its entirety by reference to the filed text of the agreement.

Item 7. Financial Statements and Exhibits

(c) Exhibits. The following exhibit is filed pursuant to this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

10.1	Settlement, Release and Amendment, dated as of November 18, 2003, by and between Southern Telecom, Inc. and Interstate FiberNet, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: December 9, 2003	/s/ J. Thomas Mullis

J. Thomas Mullis Senior Vice President-Legal and Regulatory

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Exhibit Index

Exhibit Number	Exhibit Description

10.1	Settlement, Release and Amendment, dated as of November 18, 2003, by and between Southern Telecom, Inc. and Interstate FiberNet, Inc.